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                                                                   Exhibit 99(a)


[AVISTA LOGO]

                                  NEWS RELEASE

CONTACT:    Media:  Patrick Lynch  (509) 495-4246  pat.lynch@avistacorp.com
            Investors:  Angela Teed (509) 495-2930 angela.teed@avistacorp.com

                                                          FOR IMMEDIATE RELEASE:
                                                          April 30, 2001
                                                          7:05 a.m. EDT

    SETTLEMENT AGREEMENT REACHED ON AVISTA'S POWER-COST RECOVERY PLAN

SPOKANE, WASH.: Avista Corp. (NYSE: AVA), the staff of the Washington Utilities and Transportation Commission (WUTC), the Public Counsel Section of the Washington Attorney General's Office and the Industrial Customers of Northwest Utilities have reached an agreement regarding Avista's power-cost deferral and recovery plan. The parties, representing all participants in the proceeding, have requested that the commission approve the settlement on or before May 25.

        The settlement agreement calls for extension of the Washington deferral accounting mechanism through February 2003, which coincides with Avista's cost recovery proposal. In 2002, Avista expects to be in a surplus power position, with the benefits of surplus power sales expected to offset the power costs that the company has been deferring since July 2000. Avista anticipates reducing the power-cost deferral balance to zero by the end of February 2003. The current deferral mechanism allows Avista Utilities to defer certain electric power costs incurred to serve customer loads.

        If Avista is successful in carrying out its plan, the company will fully recover its deferred costs without a price increase to its retail customers. The ability to fully offset the deferred costs, however, is based on a number of assumptions including, but not limited to, stream flow conditions, thermal plant performance, level of retail loads, and wholesale market prices during the deferral period.

        "The collaborative settlement agreement is positive for our customers, our company and our state. We've worked extremely hard to shield our customers from the substantial electric rate increases that others throughout the region are experiencing," said Gary G. Ely, Avista Corp. president and chief executive officer. "The commission staff and all parties are to be

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congratulated for their efforts in pursuing the settlement, and we are encouraged that all the parties involved support our plan and view the agreement as being in the public interest."

        Avista Corp. is an energy, information and technology company whose utility and subsidiary operations focus on delivering superior products and providing innovative solutions to business and residential customers throughout North America.

        Avista Corp.'s affiliate companies include Avista Utilities, which operates the company's electric and natural gas generation, transmission and distribution business. Avista's non-regulated businesses include Avista Advantage, Avista Labs, Avista Communications, Avista Energy, Avista Energy Canada, Ltd., Avista Power, and Avista Ventures. Avista Corp.'s stock is traded under the ticker symbol "AVA." For more information about Avista Corp. and its affiliate businesses, visit the corporate website at www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

        This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2000.